Compass Pathways Announces First Quarter 2026 Financial Results and Business Highlights
•FDA granted Compass NDA rolling submission and review request, based on strength of Phase 3 data

•CNPV awarded for COMP360 in TRD, further accelerating momentum

•26-week (Part B) data from COMP006, expected in early Q3 2026

•Final NDA submission on track for Q4, aligned with Company’s previously defined accelerated timing to be launch ready by end of year

•Successful financing and warrant exercises resulted in strong cash position of $466 million at end of first quarter, providing cash runway well beyond launch and into 2028

LONDON & NEW YORK, May 13, 2026
Compass Pathways plc (Nasdaq: CMPS), a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health, today reported first quarter 2026 financial results and business highlights.

“With regulatory acceleration unfolding, we are working diligently towards our goal of completing the filing of a robust clinical package by Q4 and securing COMP360 approval,” said Kabir Nath, Chief Executive Officer of Compass Pathways. “COMP360 represents a fundamentally different approach for patients with treatment resistant depression, unlike any other treatment approved today. Its transformative clinical profile has the potential to change what patients can expect in terms of both rapid and durable relief, and we are ready to deliver for those who have waited far too long for better options.”

Business Highlights

Accelerated regulatory path
Approval timelines are tracking to Compass’ fastest projected expectations, supported by regulatory acceleration including a rolling New Drug Application (NDA) submission and the Commissioner’s National Priority Review Voucher (CNPV).
•NDA rolling submission underway:
oFDA granted Compass NDA rolling submission and review request, based on strength of positive Phase 3 data.
oRolling submission and review are underway, with sections of the NDA already submitted.
o26-week (Part B) data from COMP006, expected in early Q3 2026.
oThe final NDA submission remains on track for Q4, aligned with the Company’s previously defined accelerated timing.

•Post-NDA filing momentum:
oCNPV awarded for COMP360, Compass’ proprietary formulation of synthetic psilocybin for TRD, which has the potential to accelerate filing review time to be completed within 1-2 months.
oWhite House Executive Order on psychedelics treatments directs the Drug Enforcement Administration (DEA) to initiate and complete review of psychedelic treatment that has successfully completed Phase 3 trials so that rescheduling may proceed as quickly as possible.
Advancing toward commercial launch
•Launch readiness:
oCompass will be launch ready by the end of the year and has assembled a highly experienced commercial leadership team.
oThe team is advancing comprehensive launch preparedness efforts, including KOL and HCP education, payer engagement, and ongoing initiatives to support a timely federal and state rescheduling process.
•Delivery infrastructure readiness:
oCOMP360 is expected to fit seamlessly across diverse healthcare settings within the current infrastructure of over 7,300 centers1 offering multi-hour treatments
oTreatment centers are growing rapidly, and existing centers are already scaling in anticipation of a COMP360 launch and additional multi-hour psychedelic treatments coming to market.

COMP360’s transformative clinical profile
•COMP360 has the potential to offer a highly differentiated, transformative clinical profile and is expected to be a blockbuster opportunity.
•COMP360 is the first classic psychedelic2 to consistently achieve a highly statistically significant result and clinically meaningful effect in 3 large late-stage trials involving more than 1,000 participants living with TRD, with a generally well-tolerated and safe profile.
•COMP360 demonstrates effects as quickly as within one day after administration with durability lasting at least through 6 months for those who achieve a clinically meaningful response after one or two doses.

Financial Highlights
•Research and development expenses were $26.5 million for the three months ended March 31, 2026, compared with $30.9 million during the same period in 2025. The decrease was primarily driven by lower development expenses, reflecting reduced clinical trial costs as our Phase 3 program for COMP360 psilocybin therapy in TRD progresses toward completion, as well reduced discovery program expenses following the termination of certain programs in connection with the reorganization that took place in the fourth quarter of 2024 and the related contract terminations in 2025.

•General and administrative expenses were $16.4 million for the three months ended March 31, 2026, compared with $18.7 million during the same period in 2025. The decrease was primarily due to lower legal and professional fees, driven by higher financing-related costs in 2025, including those associated with warrant issuances, which were expensed as incurred, whereas a greater portion of such costs in 2026 were capitalized. This decrease was partially offset by increased consulting and legal advisory expenses.
•Net income for the three months ended March 31, 2026, was $91.2 million, or $0.71 net income per share (basic) and $0.30 net loss per share (diluted), compared with a net loss of $17.9 million, or $0.20 net loss per share (basic) and $0.24 net loss per share (diluted), during the same period in 2025. The increase in net income was primarily driven by a $130.9 million non-cash gain on fair value adjustment related to our warrants, compared with $19.5 million during the same period in 2025. As the fair value of the warrants fluctuates with our share price, this adjustment can result in significant variability in our reported net income or net loss.
•Cash and cash equivalents were $466.0 million as of March 31, 2026, compared with $149.6 million as of December 31, 2025.
•Debt was $50.5 million as of March 31, 2026, compared with $31.6 million as of December 31, 2025.

Financial Guidance
The current cash position is expected to be sufficient to fund operating expenses and capital expenditure requirements into 2028.
About Compass Pathways

Compass Pathways plc (Nasdaq: CMPS) is a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health. We are motivated by the need to find better ways to help and empower people with serious mental health conditions who are not helped by existing treatments. We are pioneering a new paradigm for treating mental health conditions focused on rapid and durable responses through the development of our investigational COMP360 synthetic psilocybin treatment, potentially a first in class treatment. COMP360 has Breakthrough Therapy designation from the US Food and Drug Administration (FDA) and has received Innovative Licensing and Access Pathway (ILAP) designation in the UK for treatment-resistant depression (TRD).
Compass is headquartered in London, UK, with offices in New York in the US. We envision a world where mental health means not just the absence of illness but the ability to thrive.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “contemplate”, “estimate”, “predict”, “potential”, “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, statements regarding our expectations regarding our financial guidance; our business strategy and goals; our expectations and projections about the company’s future cash needs and financial results; our expectations regarding the safety or efficacy of our investigational COMP360 psilocybin treatment, including as a treatment of TRD or PTSD; our plans and expectations regarding our clinical trials, including our phase 3 trials in TRD and our phase 2b/3 trial in PTSD; our expectations regarding the time periods for the release of data from Part B of the COMP006 Phase 3 trial for TRD; any implication that past results will be predictive of future results; our expectations regarding the timing of our rolling submission of a new drug application, or NDA, for COMP360 psilocybin treatment in TRD and the timing of the review by the Food and Drug Administration, or FDA, of such NDA, including potential acceleration due to the grant of rolling review and award of a Commissioner’s National Priority Voucher, or CNPV, for COMP360 psilocybin treatment in TRD; the potential for the pivotal phase 3 program in TRD to support regulatory filings and approvals on an accelerated basis or at all; our expectations regarding potential commercial launch timelines and our commercial readiness; our efforts and our ability to obtain regulatory approval and adequate coverage and reimbursement; our ability to transition from a clinical-stage to a commercial-stage organization and effectively launch a commercial product, if regulatory approval is obtained, on an accelerated timeline or at all; and our expectations regarding the benefits of our investigational COMP360 psilocybin treatment, including as a treatment of TRD or PTSD. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Compass’s control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.
These risks, uncertainties, and other factors include, among others: uncertainties associated with risks related to clinical development which is a lengthy and expensive process with uncertain outcomes, and therefore our clinical trials may be delayed or terminated and may be more costly than expected; the full results and safety data from our Phase 3 clinical trials in TRD may not be consistent with the preliminary results to date; our need for additional funding to achieve our business goals and if we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our clinical trials; that the rolling review process and/or the Commissioner's National Priority Voucher pilot program may not actually lead to a faster FDA review or approval process; our efforts to obtain FDA approval, or approval from regulatory authorities in other jurisdictions, for our investigational COMP360 psilocybin treatment on an accelerated basis, or at all, may be unsuccessful; our efforts to commercialize and obtain coverage and reimbursement for our investigational COMP360 psilocybin treatment, if approved, may be unsuccessful; the risk that our strategic collaborations will not continue or will not be successful; and our ability to retain key personnel; and those risks and uncertainties described under the heading “Risk Factors” in Compass’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, the prospectus supplement related to the proposed public offering we plan to file and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, Compass disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Compass’s current expectations and speak only as of the date hereof.

References

1.Data on file
2.For the definition of classic psychedelic, see Vollenweider, F.X. and Smallridge, J.W., 2022. Classic psychedelic drugs: update on biological mechanisms. Pharmacopsychiatry, 55(03), pp.121-138

Enquiries
Media: Dana Sultan-Rothman, media@compasspathways.com
Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324

COMPASS PATHWAYS PLC
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	March 31,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$466,010	$149,608
Restricted cash	379	379
Prepaid expenses and other current assets	44,478	41,503
Total current assets	510,867	191,490
NON-CURRENT ASSETS:
Operating lease right-of-use assets	2,861	3,424
Deferred tax assets	4,098	3,751
Long-term prepaid expenses and other assets	13,913	11,684
Total assets	$531,739	$210,349
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$10,877	$15,222
Accrued expenses and other liabilities	8,984	9,214
Debt, current portion	—	17,523
Operating lease liabilities - current	2,054	2,110
Warrant liabilities	131,882	203,726
Total current liabilities	153,797	247,795
NON-CURRENT LIABILITIES:
Debt, non-current portion	50,476	14,110
Operating lease liabilities - non-current	779	1,292
Total liabilities	$205,052	$263,197
SHAREHOLDERS' EQUITY/(DEFICIT):
Ordinary shares, £0.008 par value; 134,923,295 and 96,085,785 shares authorized, issued and outstanding at March 31, 2026 and December 31, 2025, respectively	1,393	973
Additional paid-in capital	1,071,481	783,562
Accumulated other comprehensive loss	(14,795)	(14,789)
Accumulated deficit	(731,392)	(822,594)
Total shareholders' equity/(deficit)	326,687	(52,848)
Total liabilities and shareholders' equity/(deficit)	$531,739	$210,349

COMPASS PATHWAYS PLC
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	Three Months ended March 31,
	2026	2025
OPERATING EXPENSES:
Research and development	$26,480	$30,880
General and administrative	16,424	18,736
Total operating expenses	42,904	49,616
Loss from operations:	(42,904)	(49,616)
OTHER INCOME (EXPENSE), NET:
Fair value change of warrant liabilities	130,916	19,460
Benefit from R&D tax credit	2,477	8,448
Interest income	2,419	2,386
Interest expense	(1,465)	(1,124)
Foreign exchange (losses) gains	(736)	2,133
Other income	484	803
Total other income, net	134,095	32,106
Income (loss) before income taxes	91,191	(17,510)
Income tax benefit (expense)	11	(354)
Net income (loss)	$91,202	$(17,864)

Net income (loss) per share attributable to ordinary shareholders: basic	$0.71	$(0.20)
Weighted average ordinary shares outstanding: basic	110,064,581	89,192,252
Net loss per share attributable to ordinary shareholders: diluted	$(0.30)	$(0.24)
Weighted average ordinary shares outstanding: diluted	130,266,693	98,642

Net income (loss)	$91,202	$(17,864)
Other comprehensive income (loss):
Foreign exchange translation adjustment	(6)	(117)
Comprehensive income (loss)	$91,196	$(17,981)